Filed pursuant to Rule 424(b)(3)
File Number 333-124582-10

Supplement No. 5 to market-making prospectus dated May 12, 2006

The date of this supplement is September 8, 2006

On September 8, 2006, Cooper-Standard Holdings Inc. filed the attached Current Report on Form 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2006

COOPER-STANDARD HOLDINGS INC.

(Exact name of Registrant as specified in its charter)

Delaware	333-123708	20-1945088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
39550 Orchard Hill Place Drive Novi, Michigan 48375
(Address of principal executive offices)
Registrant's telephone number, including area code: (248) 596-5900
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As described below in Item 5.02, effective September 4, 2006, James McElya was named Chairman of the Board of Directors and Chief Executive Officer of Cooper-Standard Holdings Inc. and Cooper-Standard Automotive Inc. Mr. McElya had previously served as President and CEO. S.A. Johnson, who had previously served as Chairman, assumed the role of Lead Director.

In addition, Edward Hasler was appointed President and Chief Operating Officer of Cooper-Standard Holdings Inc. and Cooper-Standard Automotive Inc. In connection with Mr. Hasler’s appointment, his existing employment arrangement with the company was modified as follows: his annual base salary was increased to $500,000 and his annual bonus target was increased to 80% of his base salary, subject to the achievement of annual performance targets. There were no other modifications to Mr. Hasler’s existing employment arrangement, and there were no modifications made to the compensation arrangements of Messrs. McElya and Johnson. For a further description of the compensation arrangements of Messrs. McElya, Johnson and Hasler see Items 10 and 11 of Cooper-Standard Holdings Inc’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective September 4, 2006, James McElya was named Chairman of the Board of Directors and Chief Executive Officer of Cooper-Standard Holdings Inc. and Cooper-Standard Automotive Inc. Mr. McElya had previously served as President and CEO. S.A. Johnson, who had previously served as Chairman, assumed the role of Lead Director. In addition, Edward Hasler was appointed President and Chief Operating Officer of Cooper-Standard Holdings Inc. and Cooper-Standard Automotive Inc. In connection with Mr. Hasler’s appointment, his existing employment arrangement with the company was modified as follows: His annual base salary was increased to $500,000 and his annual bonus target was increased to 80% of his base salary, subject to the achievement of annual performance targets. There were no other modifications to Mr. Hasler’s existing employment arrangement, and there were no modifications made to the compensation arrangements of Messrs. McElya and Johnson. For a further description of the compensation arrangements of Messrs. McElya, Johnson and Hasler see Items 10 and 11 of Cooper-Standard Holdings Inc.’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

Item 9.01    Financial Statements and Exhibits.

Attached hereto as exhibit 99.1 is a copy of a press release of Cooper-Standard Holdings Inc. and Cooper-Standard Automotive Inc. issued September 6, 2006 announcing the promotions described in Items 1.01 and 5.02 of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cooper-Standard Holdings Inc.

/s/ Timothy W. Hefferon Name: Timothy W. Hefferon Title: Vice President, General Counsel and Secretary

Date: September 8, 2006